Exhibit 3

AMENDMENT AGREEMENT #2
(“AMENDMENT”)

        Agreement made as of September 25, 2003, between Com Tech 21, LLC, a Delaware Corporation with its principal offices located at One Barnes Park South, Wallingford, CT 06492 (“Purchaser”), and Moving Bytes, Inc., a Nevada corporation with its principal offices located at 5858 Horton Street, Suite 101, Emeryville, CA 94608 (“Seller”).

RECITALS:

        WHERAS, Purchaser and Seller have executed an Asset Purchase Agreement (the “Asset Purchase Agreement or the “Agreement”), dated September 1, 2003

        NOW THEREFORE, for valuable consideration, the parties hereto agree as follows:

WITNESSETH

1.	All capitalized terms used herein but not defined, shall have the meanings specified in the Agreement.1.

2.	Paragraph 2.02(c)(iii) of the Agreement is hereby deleted and the following be substituted therefore:

Purchaser understands that Seller is in active negotiations with USAC regarding Seller’s past due obligation on delinquent Universal Service Fund (“USF”) taxes (the “USF Tax”). Purchaser agrees to withhold an amount equal to Fifty Thousand Six Hundred Thirty-Seven dollars and Thirteen cents ($50,637.13) (“Disputed Amount”) until such time that Seller finalizes negations with USAC but not later than December 15,2003. In the event that Seller finalizes negotiations with USAC then Purchaser shall immediately remit the negotiated payment (“Negotiated Amount”) to USAC with evidence of such payment to be provided to Seller. In the event that the Negotiated Amount is less than the Disputed Amount the balance will immediately be remitted to Seller. In the event that the Negotiated Amount is in excess of the Disputed Amount Purchaser shall remit the Disputed Amount to USAC directly and Seller shall be responsible for any additional payment due to USAC. In any event if the Disputed Amount has not been paid to Seller or USAC by December 15, 2003 then Purchaser shall immediately remit the Disputed Amount to Seller.

3.	Except as specifically amended herein, all terms, conditions and provisions contained in the Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first written above.

Moving Bytes, Inc. By: /s/ Mark Smith Mark Smith President	ComTech21, LLC By: /s/ Richard Minervino, Sr. Richard Minervino, Sr. President & CEO